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                                                                   EXHIBIT 3.1.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           MEDALLION FINANCIAL CORP.

     Medallion Financial Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     I. The amendment to the Corporation's Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been approved at the annual meeting of the stockholders of the Corporation which was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     II. Article "FOURTH" of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

          "FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is fifty-one million (51,000,000) shares of which one million (1,000,000) shall be shares of Preferred Stock, par value $.01 per share, (the "Preferred Stock")
                                                              ---------------
          and fifty million (50,000,000) shall be shares of Common Stock, par value $.01 per share (the "Common Stock").
                                     ------------

          Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation may be taken by written consent or consents but only if such consent or consents are signed by all holders of the class or series of stock entitled to vote on such action.

          SECTION 1.  COMMON STOCK.
                      -------------

          The powers, preferences, rights, qualifications, limitations and restrictions relating to the Common Stock are as follows:

               a. The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock designated
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          herein or in any resolution or resolutions adopted by the Board of
          Directors pursuant to authority expressly vested in it by the provisions of SECTION 2 of this ARTICLE FOURTH.

               b. The Common Stock shall have voting rights for the election of directors and for all other purposes (subject to the powers, rights, privileges, preferences and priorities of the Preferred Stock as provided above), each holder of Common Stock being entitled to one vote for each share thereof held by such holder, except as otherwise required by law.

          SECTION. 2  PREFERRED STOCK.
                      ---------------

          The Board of Directors is expressly authorized to provide for the issuance of all or any part of the shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or fractional, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors in its sole discretion providing for the issuance of such class or series and as may be permitted by the Delaware General Corporation Law including, without limitation, (i) whether such shares shall be redeemable, and, if, so, the terms and conditions of such redemption, whether for cash, property or rights, including securities of any other corporation, and whether at the option of either the Corporation or the holder or both, including the date or dates or the event or events upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (ii) whether such shares shall be entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, in such relation to, the dividends payable on any other class or classes or any other series;

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          (iii) the rights of such shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of such shares; (iv) whether such shares shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, whether at the option of either the Corporation or the holder or both, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether the class or series shall have a sinking fund for the redemption or purchase of such shares, and, if so, the terms and amount of such sinking fund; or (vi) provisions as to any other voting, optional, and/or special or relative rights, preferences, limitations, or restrictions; and (vii) the number of shares and designation of such class or series.

          SECTION. 3  SHARES ENTITLED TO MORE OR
                      --------------------------
                      LESS THAN ONE VOTE.
                      ------------------

          If any class or series of the Corporation's capital stock shall be entitled to more or less than one vote per share, on any matter, every reference in this Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of SECTION 2 of this ARTICLE FOURTH with respect to the Preferred Stock or in any relevant provision of law or in any rule or regulation, to a majority or other proportion of stock shall be deemed to refer to such majority or other proportion of the votes of such stock."

     IN WITNESS WHEREOF, Medallion Financial Corp. has caused this Certificate to be signed by Allen S. Greene, its authorized officer, this 30th day of June 1998.


                              BY: /s/ Allen S. Greene
                                    ______________________________
                              NAME:  Allen S. Greene
                              TITLE: Senior Executive Vice
                                     President and Chief
                                     Operating OfficerABC

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